Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Freedom Financial Group, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about August 21, 2007. We agree with the statements concerning BKD, LLP in such notification. We have no basis to, and therefore, do not agree or disagree with other statements made by Freedom Financial Group, Inc. in the Form 8-K.

/s/ BKD, LLP

August 20, 2007